Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 296,912,832.75	0.0001531	$ 45,457.35
Fees Previously Paid
	Total Transaction Valuation:	$ 296,912,832.75
	Total Fees Due for Filing:			$ 45,457.35
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 45,457.35
Offering Note
[1]	In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the proposed maximum aggregate value of the transaction estimated solely for purposes of calculating the filing fee was calculated based on the product of (i) 659,806,295 (which is the estimated number of Lucero common shares Vitesse anticipates will be transferred to it at closing of the arrangement) and (ii) $0.45, the average of the high and low trading prices of Lucero common shares as reported on the TSX Venture Exchange on January 20, 2025 (within five business days prior to the date of the proxy statement).